Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease First Quarter 2024 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Jordyn Schoenfeld, Associate at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone and thank you for joining us for GNL's first quarter 2024 Earnings Call. Joining me today on the call is Mike Weil, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our first quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Net Debt to Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and in our Quarterly Report on Form 10-Q for the First Quarter 2024.

I'll now turn the call over to our CEO, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

We are pleased to share with you the results of a successful first quarter that included AFFO per share growth, strong leasing momentum, efficient balance sheet execution and continued synergies and internalization savings.

As part of GNL’s Q4 2023 earnings release, we shared our 2024 business strategy and full-year guidance, which we believe will increase long-term shareholder value by delevering our balance sheet, reducing our exposure to variable rate debt and lowering Net Debt to Adjusted EBITDA. At the core of this strategy is an asset disposition program, targeting $400 million to $600 million in total sale proceeds, at a cash cap rate between 7.0% and 8.0% on occupied assets.

We are excited with the significant progress we have achieved to date. As of May 1st, our closed dispositions plus pipeline totals $554 million at a cash cap rate of 7.2% on occupied assets and a weighted average remaining lease term of 3.9 years. This includes:

•	$63 million of successfully closed dispositions at a cash cap rate of 6.8% on occupied assets;
•	$482 million of dispositions currently under PSA at a cash cap rate of 7.3% on occupied assets; and
•	$9 million of dispositions with executed LOIs at a cash cap rate of 7.0% on occupied assets.

We are very pleased to have built this robust pipeline in the early stages of our strategic disposition effort and expect to identify additional opportunities throughout the year. We believe the 7.2% cash cap rate on the occupied dispositions referenced above offers proof of value of our primarily investment-grade portfolio and represents a significant premium compared to where GNL is currently trading on an implied cap rate basis.

It’s important to note that these strategic dispositions primarily consist of non-core assets and opportunistic sales, including assets with near-term debt or lease maturities. They include the sale of 15 Truist properties totaling nearly $35 million for a cash cap rate of 6.6%. Additionally, we have nearly $132 million of vacant property dispositions that are closed or under agreement that we expect will eliminate $3 million of annualized operating expenses, assuming closing of the transactions contemplated by such agreements.

In addition to the significant progress we achieved in our disposition program, we are also pleased to deliver a 6% growth in AFFO per share this quarter compared to last quarter. We will continue focusing on earnings growth in addition to our disposition program, which is expected to be earnings neutral.

We’ve also achieved significant progress on the capital markets front, completing a $237 million CMBS re-financing in April, secured by 20 U.S. industrial properties previously financed under the Company’s corporate credit facility. This is a great accomplishment in the current real estate capital markets environment that we believe reflects GNL’s strong and diversified portfolio. The financing is interest-only at a fixed all-in interest rate of 5.74%, representing a substantial 159 basis points reduction compared to the current floating interest rate on the U.S. Dollar portion of the Company’s corporate credit facility. It results in a reduction of over $3.5 million in annualized interest expense, which will begin to benefit us in Q2 2024, and, notably, extends our weighted average debt maturity while increasing our exposure to fixed rate debt.

This attractively priced financing also addresses our near-term debt maturities by proactively increasing flexibility and capacity on our corporate credit facility. As of May 1st, we have already addressed 62% of the debt that had scheduled maturities in 2024. Specifically, we refinanced two mortgages onto our credit facility, including our $129 million McLaren Headquarters mortgage that matured in April, as well as $25 million of multi-tenant mortgage debt. As mentioned on our fourth quarter 2023 earnings call, we recently completed an $80 million refinancing agreement with Nordea Bank secured by multiple properties in Finland that extends debt maturities of these assets to 2029 at a 5.1% interest rate. We expect that the remaining $155 million of debt maturing in 2024 will be addressed through our disposition strategy or placed onto our credit facility.

As for 2025 maturities, no debt is maturing until the third quarter of next year and we intend on addressing it through disposition proceeds, permanent refinancing, bonds and/or availability on the corporate credit facility in the later part of 2024 or early 2025, anticipating a slightly more favorable environment.

During the first quarter of 2024, we also showcased our strong asset management capabilities through robust leasing activity and positive leasing spreads encompassing nearly 1.4 million square feet with attractive renewal spreads that were 6.1% higher than expiring rents. New leases that were completed in the first quarter of 2024 have a weighted average lease term of 10.2 years, while the renewals that were completed in the first quarter of 2024 have a weighted average lease term of 5.8 years.

Notably, the single-tenant segment completed 13 new leases and renewals highlighted by an 11% renewal leasing spread, demonstrating the strong renewal demand for our mission critical assets while adding $6.9 million in straight-line rent. The multi-tenant segment completed 65 new leases and renewals resulting in a 2% renewal spread, consistent with the high demand we are experiencing at our suburban shopping centers, which increased straight-line rent by $10.4 million.

Turning to our portfolio, as of the end of the first quarter, we owned 1,277 properties spanning nearly 67 million square feet, with a gross asset value of $9.0 billion. We believe the diverse composition of our net lease portfolio is unmatched across geography, asset type, tenant and industry, and positions GNL to effectively navigate external macro challenges as we move ahead. The portfolio’s occupancy stands at 93% with a weighted average remaining lease term of 6.5 years.

I want to note that our portfolio occupancy experienced a short-term impact due to the vacancy of Klaussner, a furniture manufacturing tenant that originally occupied five properties at only $2.13 of rent per square foot. We were able to re-lease two of the properties at the same rental rate with no downtime. The three remaining vacant properties previously represented only 55 basis points of GNL’s total straight-line rent but caused a 2.5% short-term decline in overall occupancy given that it occupied 1.7 million square feet. Two of the properties are already under contract to sell and are expected to close in the second quarter. The last property is also on the market and we are actively engaged with potential buyers. I want to reiterate the minimal impact this has on our straight-line rent, further illustrating our highly diversified portfolio with little concentration risk.

Additionally, given the public disclosures regarding Family Dollar’s intention to close some stores in 2024, I'd like to share that GNL’s exposure to Family Dollar represents only 0.09% of SLR. We have not received any indication that any of the stores they currently lease from us are part of the early store closures. This exposure is limited after GNL proactively disposed of $112 million of its Family Dollar holdings in 2019, as we anticipated potential headwinds for this tenant. Furthermore, given the recent developments regarding Red Lobster’s financial troubles, we are pleased to announce that GNL has no exposure to Red Lobster. We continue to monitor all our tenants and their business operations on a regular basis. The minimal exposure to these retailers showcases the diversification of our portfolio and our strong underwriting, which we believe limits our credit and concentration risk.

Geographically, 80% of our straight-line rent is earned in North America, and 20% from Europe. The portfolio also features a stable tenant base and a high-quality of earnings with an industry-leading 58% of tenants receiving an investment-grade or implied investment-grade rating. From a growth perspective, the portfolio includes an average annual contractual rental increase of 1.3%. I would encourage everyone to look at our first quarter 2024 Investor Presentation on our website for more details on each segment of our portfolio.

I’d like to take a moment to highlight the addition of two independent and highly distinguished Board Members during the first quarter: Michael J. U. Monahan and Rob Kauffman. Mike currently serves as a CBRE Vice Chair, and brings extensive real estate expertise, and Rob, a co-founder of Fortress Investment Group, possesses a wealth of relevant capital market knowledge. Both have already brought invaluable insight and perspective to the Board, and we look forward to their continued contributions in shaping GNL’s future.

Looking ahead, we remain committed to executing on our systematic and prudent approach to achieving our financial objectives, which revolve around reducing our Net Debt to adjusted EBITDA ratio while organically enhancing NOI through lease-up initiatives and contractual rent growth. Our asset disposition program, in which we have made significant progress, is a pivotal component of this strategy and should provide us with incremental capital to deleverage our balance sheet.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, which is posted on our website.

For the first quarter 2024 we recorded revenue of $206 million and a net loss attributable to common stockholders of $35 million, compared to $207 million and $60 million in Q4 2023, respectively. Core FFO was up 17% to $57 million or $0.25 per share in Q1 2024, compared to $48 million, or $0.21 per share in Q4 2023. AFFO increased 5% to $75 million, or $0.33 per share in the first quarter of 2024, compared to $72 million, or $0.31 per share, in Q4 2023, representing a 6% AFFO per share increase from last quarter. As discussed last quarter, following the successful completion of a European tax restructuring, we have seen a reduction in income tax expense from $5.5 million in Q4 2023 to $2.4 million in Q1 2024.

Looking at our balance sheet, it’s important to note that even though 84% of our debt is subject to fixed rates, the current sustained high interest rate environment does have a temporary effect on the portion of our debt that isn’t fixed or swapped. To mitigate this, we have reduced our exposure to variable rate debt through our new $237 million CMBS re-financing while also extending our weighted average debt maturity. To further increase our level of fixed rate debt and lower our cost of capital, we have also taken the proactive approach of swapping $300 million of the U.S. Dollar portion of our corporate credit facility at an interest rate that is 120 basis points lower than the current floating interest rate. This swap was effective as of April 1, 2024, and is expected to reduce our annualized interest expense by $3.6 million. Additionally, we entered into 200 million of GBP swaps on March 18, 2024 that are approximately 90 basis points lower than the 1-month SONIA and are expected to decrease annualized interest expense by $2.2 million. We expect to realize the full benefit of these actions beginning in Q2 2024.

At the end of the first quarter, our Net Debt to adjusted EBITDA ratio was 8.4x based on Net Debt of $5.2 billion. As expected, Net Debt to adjusted EBITDA remains unchanged from the prior quarter, as the previous announced dividend reduction, which increases incremental cash used to lower debt, only occurred in April, as well as the majority of our announced dispositions will close in Q2 or Q3 of 2024. Our weighted-average interest rate was 4.8%, and we had liquidity of approximately $175 million and $190 million of capacity on our credit facility.

Our debt comprises $1 billion in senior notes, $1.8 billion on the multi-currency revolving corporate credit facility and $2.6 billion of outstanding gross mortgage debt. Our debt was 84% fixed rate, which includes floating rate debt with in-place interest rate swaps, and our interest coverage ratio was 2.4x. As of March 31, 2024 we had approximately 230.8 million common shares outstanding. On a weighted average basis, there were approximately 230.3 million shares outstanding during the first quarter of 2024.

Turning to our outlook for the balance of 2024, based on progress to date, we are reaffirming our AFFO per share guidance range of $1.30 to $1.40 and a Net Debt to adjusted EBITDA range of 7.4x to 7.8x.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

GNL executed well on our near-term strategic objectives in the first quarter of 2024. We made significant progress on our strategic disposition plan, building a robust $554 million closed plus disposition pipeline. The 7.2% cash cap rate we are achieving on the announced occupied assets represents a significant premium compared to the implied value of this portfolio based on the current trading price. We are committed to increasing shareholder value and continuing this disposition initiative until we close the gap between the value of our real estate and our stock price. I want to reiterate that we plan on using the net proceeds received from these incremental dispositions to continue lowering our Net Debt to Adjusted EBITDA, bringing it more in line with our peers.

In addition to our disposition program, we continue to benefit from G&A synergies as a direct result of the merger and internalization. Through Q1 2024, we have realized over $70 million of synergies and we remain on track to achieve the full $75 million annualized cost savings by Q3 2024. We will also benefit from the $3 million reduction in annualized operating expenses through the sale of vacant assets, $3.5 million of annualized interest savings from our CMBS refinance and $5.8 million of annualized interest savings from our corporate credit facility swaps. The AFFO per share growth, continued leasing momentum, strong portfolio performance and significant disposition progress we achieved this quarter reflect our commitment to enhancing our balance sheet, reducing leverage and positioning GNL for sustainable growth in the future, ultimately creating shareholder value over the long term. As always, we’re available to answer any questions you may have on this quarter after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]